FOR IMMEDIATE RELEASE
                                   Contact:  Kristi L. Frey
                                   Telephone:  712-732-4117



                     FIRST MIDWEST FINANCIAL, INC.
               ACQUIRES SECURITY STATE BANK OF STUART, IOWA


(Storm Lake, Iowa - October 1, 1996) James S. Haahr, President and Chief Executive Officer of First Midwest Financial, Inc., (Nasdaq: CASH) the holding company of First Federal Savings Bank of the Midwest, Storm Lake, Iowa, announced that effective September 30, 1996, First Midwest acquired Security State Bank, Stuart, Iowa. Security State Bank was the subsidiary of Central West Bancorporation.

At June 30, 1996, First Midwest Financial, Inc. had assets of $342.1 million and Security State Bank had assets of $29.9 million. First Midwest acquired all of the 72,750 outstanding shares of Central West common stock for an aggregate consideration valued at approximately $5.3 million, payable in cash and shares of First Midwest common stock. For each of the shares of Central West common stock, First Midwest paid $18.04 and issued 2.3528 shares of its common stock. First Midwest issued a total of 171,158 shares of its common stock to the Central West shareholders.

Security State Bank will continue to operate as a commercial bank chartered by the state of Iowa, with offices in Stuart, Casey and Menlo, Iowa. It will be a separate subsidiary of First Midwest. Claude F. Havick will continue to serve as President of Security State Bank.

First Midwest, First Federal, and Security State Bank each exceed their regulatory capital requirements.

Mr. Haahr stated, "We are pleased to announce the completion of this acquisition and we are delighted that Claude Havick will continue to serve as President of Security State Bank. As a part of our company, Security State Bank will have the opportunity over time to expand the range of financial services available to our customers."

Mr. Havick added, "Security State Bank customers will benefit from the added financial strength and expanded bank product line resulting from this acquisition."

CORPORATE PROFILE:

First Midwest Financial, Inc. was formed in 1993 as a unitary savings and loan holding company in conjunction with the conversion of First Federal Savings Bank of the Midwest from mutual to stock form on September 20, 1993. The Bank's primary business is marketing financial deposit and loan products to meet the needs of its customers. First Federal currently has seven offices in a four-county area in Iowa, the two offices of Brookings Federal Bank Division of First Federal in Brookings, South Dakota, and the one office of Iowa Savings Bank Division of First Federal in Des Moines, Iowa. In conjunction with the acquisition of Security State Bank on September 30, 1996, First Midwest became a bank holding company.